Sonic Foundry Announces Fiscal 2016 Second Quarter Financial Results

MADISON, Wis. - May 12, 2016 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2016 second quarter ended March 31, 2016.

Fiscal 2016 Second Quarter Highlights

•	Billings grew 12% to $10.1 million, compared to $9.1 million in the second quarter of 2015

•	Revenue of $9.6 million represented an increase of 19% over $8.1 million in the second quarter of 2015

•	Gross margin increased to $7.3 million, or 76% of sales compared to $6.2 million, or 77% of sales for the second quarter of 2015

•	Net loss of $711,000 or $(0.16) per share compared to a net loss of $1.4 million or $(0.31) per share in the second quarter of 2015

•	Adjusted EBITDA of $461,000 compared to loss of $301,000 in the second quarter of 2015, representing a positive swing of $762,000 year-over-year

•	Unearned revenue from services and products increased $2.7 million, or 27% to $12.6 million as of the end of second quarter 2016, compared to $9.9 million for the same period last year

Fiscal 2016 Second Quarter Review
Robust international billings accounted for 53 percent of Sonic Foundry’s consolidated product and services billings overall. Performance in those segments were positively impacted by distribution activity and the growth in licensing of software products in China. Also, strong demand in Japan driven in part by corporate training initiatives in highly-regulated industries, such as pharmaceuticals and health. On the domestic side, billings were positively impacted by several new construction projects and refreshes in higher education, and the expansion of new and repeat conferences in our events business.

The company had $12.6 million in unearned revenue at March 31, 2016, of which $3.9 million is expected to be recorded as revenue in the third quarter of fiscal 2016. Additionally there was a single international transaction of $2.1 million which was billed in September 2015, but did not meet the criteria for revenue recognition as of March 31, 2016. The company expects to record this revenue in the third quarter or soon thereafter. The remaining unearned revenue is a result of increased billings for services, which are recognized as revenues over the life of the respective contract terms. Consolidated gross margin of 76%, one percentage point below the same period last year, was led by greater software sales and efficiencies in our events business. The company reported a net loss of $711,000 for the quarter and Adjusted EBITDA income of $461,000, which included continued year-over-year cost containment strategies in operating expenses and improved revenues year-over-year.

“We’re pleased with our results this quarter, including significant improvements to adjusted EBITDA and nearly every other measure of year-over-year operating performance. Our ability to execute consistently across key verticals and geographies was driven by continued demand for our best-of-breed video solutions, winning larger and more strategic deals in higher education, and the diversification of our product to reach new markets,” said Gary Weis, chief executive officer of Sonic Foundry.

“Going forward we will build on several key partnership initiatives which are already producing strong early results, including strategic reseller partnerships in Japan with companies such as Sony, IMS Health, Toshiba, Hitachi Cable Network and NTT, and the Riverbed technology alliance which is proving to offer great value to our enterprise customers,” Weis continued. “While we expect to see the typical seasonally-strong demand in the second-half of the fiscal year, our pipeline suggests a smoothing of demand between our fiscal third and fourth quarters. I remain confident our end-to-end video solution and commitment to innovation positions Sonic Foundry to continue the momentum of the first half of the year, and puts us on track to increase shareholder value.”

Outlook
The company is reiterating the fiscal 2016 guidance of billings between $42 and $45 million, adjusted EBITDA of between $3.5 and $4.5 million and net income between breakeven and $1.0 million.

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally includes stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted

EBITDA for the quarters ended March 31, 2016 and 2015 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
Sonic Foundry will host a corporate webcast today, May 12th, for analysts and investors to discuss its fiscal 2016 second quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. Management will be taking questions live via the comment feature of the Mediasite player. An archive of the webcast will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO) is the trusted global leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for more than 3,800 customers in over 65 countries. Sonic Foundry is a leader in Aragon Research’s Globe for Video Content Management, Frost & Sullivan’s lecture capture leader for seven consecutive years, a leader in Forrester’s Enterprise Video Platforms and Webcasting Wave and a challenger in Gartner’s Magic Quadrant for enterprise video content management.

© 2016 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Tammy Jackson
Director of Communications
Sonic Foundry
608.770.9052
tammy@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
1951 Lowell Lane
Merrick, NY 11566
516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	March 31, 2016	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$1,884	$1,976
Accounts receivable, net of allowances of $100 and $150	10,751	12,659
Inventories	2,103	2,385
Prepaid expenses and other current assets	1,107	927
Total current assets	15,845	17,947
Property and equipment:
Leasehold improvements	936	904
Computer equipment	6,147	5,852
Furniture and fixtures	1,031	837
Total property and equipment	8,114	7,593
Less accumulated depreciation and amortization	5,635	4,785
Property and equipment, net	2,479	2,808
Other assets:
Goodwill	11,024	10,853
Customer relationships, net of amortization of $590 and $457	1,852	1,872
Software development costs, net of amortization of $518 and $429	15	104
Product rights, net of amortization of $226 and $164	446	508
Other intangibles, net of amortization of $226 and $190	86	112
Other long-term assets	547	599
Total assets	$32,294	$34,803
Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$1,358	$1,818
Accounts payable	906	2,026
Accrued liabilities	1,815	1,666
Unearned revenue	10,426	11,359
Current portion of capital lease and financing arrangements	268	211
Current portion of notes payable, net of discounts	1,579	1,299
Current portion of subordinated note payable	94	186
Total current liabilities	16,446	18,565
Long-term portion of unearned revenue	2,220	1,325
Long-term portion of capital lease and financing arrangements	257	196
Long-term portion of notes payable and warrant debt, net of discounts	1,645	2,080
Long-term portion of subordinated note payable	—	92
Derivative liability, at fair value	92	109
Other liabilities	270	311
Deferred tax liability	4,450	4,322
Total liabilities	25,380	27,000
Commitments and contingencies
Stockholders’ equity:
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 4,413,499 and 4,376,456 shares issued and 4,400,783 and 4,363,740 shares outstanding, respectively	44	44
Additional paid-in capital	196,689	195,973
Accumulated deficit	(188,815)	(186,897)
Accumulated other comprehensive loss	(809)	(1,122)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	6,914	7,803
Total liabilities and stockholders’ equity	$32,294	$34,803

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Revenue:
Product	$4,112	$3,215	7,903	$6,589
Services	5,403	4,805	10,602	10,049
Other	97	86	198	209
Total revenue	9,612	8,106	18,703	16,847
Cost of revenue:
Product	1,410	1,260	3,275	2,888
Services	929	630	1,775	1,673
Total cost of revenue	2,339	1,890	5,050	4,561
Gross margin	7,273	6,216	13,653	12,286
Operating expenses:
Selling and marketing	4,467	4,311	8,879	8,705
General and administrative	1,376	1,433	2,847	2,803
Product development	1,644	1,544	3,258	3,077
Total operating expenses	7,487	7,288	14,984	14,585
Loss from operations	(214)	(1,072)	(1,331)	(2,299)
Non-operating income (expenses):
Interest expense, net	(154)	(66)	(303)	(129)
Other income (expense), net	(61)	(4)	4	164
Total non-operating income (expenses)	(215)	(70)	(299)	35
Loss before income taxes	(429)	(1,142)	(1,630)	(2,264)
Provision for income taxes	(282)	(208)	(288)	(118)
Net loss	$(711)	$(1,350)	$(1,918)	$(2,382)
Loss per common share:
– basic	$(0.16)	$(0.31)	$(0.44)	$(0.55)
– diluted	$(0.16)	$(0.31)	$(0.44)	$(0.55)
Weighted average common shares
– basic	4,379,943	4,348,511	4,371,797	4,309,776
– diluted	4,379,943	4,348,511	4,371,797	4,309,776

Sonic Foundry, Inc.
Consolidated Adjusted EBITDA Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Net loss	$(711)	$(1,350)	$(1,918)	$(2,382)
Add:
Depreciation and amortization	549	553	1,085	1,114
Income tax expense	282	208	288	118
Interest expense	154	66	303	129
Stock-based compensation expense	187	222	521	538
Adjusted EBITDA	$461	$(301)	$279	$(483)

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2016	2015
Operating activities
Net loss	$(1,918)	$(2,382)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of other intangibles	170	180
Amortization of software development costs	89	89
Amortization of product rights	62	62
Amortization of debt discount	41	—
Depreciation and amortization of property and equipment	801	783
Provision for doubtful accounts	(50)	30
Deferred taxes	178	3
Stock-based compensation expense related to stock options	521	538
Remeasurement gain on subordinated debt	(2)	(212)
Remeasurement gain on derivative liability	(33)	—
Changes in operating assets and liabilities:
Accounts receivable	2,077	157
Inventories	284	(526)
Prepaid expenses and other current assets	(61)	(191)
Accounts payable and accrued liabilities	(1,002)	(868)
Other long-term liabilities	(43)	(43)
Unearned revenue	(73)	78
Net cash provided by (used in) operating activities	1,041	(2,302)
Investing activities
Purchases of property and equipment	(149)	(465)
Net cash used in investing activities	(149)	(465)
Financing activities
Proceeds from notes payable	500	833
Proceeds from line of credit	5,445	5,027
Payments on notes payable	(862)	(2,417)
Payments on line of credit	(5,932)	(2,800)
Payment of debt issuance costs	(10)	(30)
Proceeds from issuance of common stock and warrants	31	663
Proceeds from exercise of common stock options	—	8
Payments on capital lease and financing arrangements	(129)	(120)
Net cash provided by (used in) financing activities	(957)	1,164
Changes in cash and cash equivalents due to changes in foreign currency	(27)	(131)
Net decrease in cash and cash equivalents	(92)	(1,734)
Cash and cash equivalents at beginning of period	1,976	4,344
Cash and cash equivalents at end of period	$1,884	$2,610